Exhibit 99.1

Media Contacts:

Morningstar: Nadine Youssef, +1 312 696-6601 or nadine.youssef@morningstar.com

PitchBook: Laurel Case, +1 206 607-8393 or laurel.case@pitchbook.com

Investors may submit questions to investors@morningstar.com.

FOR IMMEDIATE RELEASE

Morningstar, Inc. Completes Acquisition of PitchBook Data, Inc.

CHICAGO, Dec. 1, 2016—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, has completed its previously announced acquisition of PitchBook Data, Inc., which delivers data, research, and technology covering the breadth of the private capital markets, including venture capital, private equity, and mergers and acquisitions (M&A).

The company’s PitchBook Platform and best-in-class user interface make it easy for clients to access data, discover new connections, and conduct research on potential investment opportunities in the private capital markets. The PitchBook Platform covers data on companies, financials, general partners, limited partners, investment funds, and service providers. PitchBook has approximately 600 team members located in Seattle, New York, London, Ukraine, and India.

For more information about the acquisition, click here.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individual investors, financial advisors, asset managers, and retirement plan providers and sponsors. Morningstar provides data on nearly 540,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on approximately 18.5 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. Morningstar also offers investment management services through its investment advisory subsidiaries, with more than $200 billion in assets under advisement and management as of Sept. 30, 2016. The company has operations in 27 countries.

About PitchBook

The award-winning PitchBook Platform is the industry’s leading source for information on the private capital markets, including venture capital, private equity, and M&A. The Seattle-based company arms its clients with the most reliable and comprehensive data, empowering them to make more informed business decisions. Recognized as an Inc. Magazine fastest-growing company, PitchBook provides top-notch customer service to more than 1,800 clients—including some of the world’s largest financial institutions. For more information, visit PitchBook.com.

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